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BISYS(R)

                                                                    EXHIBIT 99.2

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                                               CONTACT:

                                                                  Lynn J. Mangum
                                                                Chairman & Chief
                                                               Executive Officer
                                                                    973-812-8600

                                                           The BISYS Group, Inc.
                                                                   (NASDAQ:BSYS)


                      BISYS(R) CLOSES GREENWAY ACQUISITION

LITTLE FALLS, NJ (September 17, 1998) - The BISYS Group, Inc. announced today the completion of its previously announced agreement to acquire Georgia-based Greenway Corporation, a check imaging software provider. The acquisition further enhances BISYS' leadership position in this rapidly emerging marketplace. BISYS acquired the market leader in check imaging, Document Solutions, Inc., in May 1995.

About BISYS Document Solutions
Headquartered in Birmingham, AL, BISYS Document Solutions founded the check imaging industry in 1991 with the installation of the nation's first check imaging system in a community bank. Today, the company operates as the industry leader in check imaging applications, with more clients, products, and experience than all competitive firms combined.

Approximately 1,150 banks, credit unions and service bureaus are realizing the benefits provided by BISYS Document Solutions' imaging applications. Deploying these state-of-the-art solutions enables diverse financial organizations to immediately reduce operating costs, streamline operations, realize new fee income opportunities, and enhance customer service. Imaging generates competitive differentiation, supports contemporary marketing opportunities, and revolutionizes the delivery of financial products and services.

About BISYS
The BISYS Group, Inc., headquartered in Little Falls, NJ, supports more than 9,000 financial institutions and corporate
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clients through its integrated business units. BISYS provides technology outsourcing, check imaging applications, and brokerage services to more than 1,000 financial institutions nationwide; distributes and administers over 60 families of mutual funds consisting of more than 900 portfolios; provides retirement plan services to over 6,500 companies in partnership with 30 of the nation's leading bank and investment management companies; and provides insurance distribution solutions, Internet/telephone marketing, enterprise-wide networking services, and loan/deposit product pricing research. BISYS trades on NASDAQ under the symbol BSYS.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, services and related products, prices, and other factors discussed in the Company's periodic filings with the Securities and Exchange Commission.


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